SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 21, 2005

KANBAY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50849	36-4387594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	6400 Shafer Court, Suite 100 Rosemont, Illinois	60018
	(Address of principal executive offices)	(Zip Code)

(847) 384-6100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry Into Material Definitive Agreements.

(a)  Payment of Bonuses for 2004 Fiscal Year.  On March 15, 2005, the independent directors of the Board of Directors of Kanbay International, Inc. (the “Company”) approved cash bonus payments for the 2004 fiscal year to be paid to the executive officers of the Company pursuant to the Kanbay 2004 Global Leadership Bonus Plan (the “2004 Plan”).  Pursuant to the 2004 Plan, each executive officer was eligible to receive a bonus award in an amount equal to a specified percentage of his or her annual base salary if certain performance targets were achieved during fiscal 2004.  These performance targets included the achievement of certain net profit, total revenue, non-related party revenue and margin objectives.

Based on the achievement of the performance targets, the total bonuses earned by each executive officer for 2004 were as follows:

Name	Title	2004 Cash Bonus
Raymond J. Spencer	Chairman of the Board and Chief Executive Officer	$340,000
William F. Weissman	Vice President and Chief Financial Officer	$100,000
Cyprian D’Souza	Chief People Officer	$95,564
Jean A. Cholka	Vice President, Global Client Management	$148,320
Shrihari Gokhale	Vice President, Global Services Delivery	$84,313

(b)  Approval of 2005 Bonus Plan.  On March 15, 2005, the independent directors of the Board of Directors of the Company approved the Kanbay 2005 Global Leadership Bonus Plan (the “2005 Plan”).  Pursuant to the 2005 Plan, the executive officers of the Company are eligible to receive bonus awards in an amount equal to a specified percentage of his or her annual base salary upon the achievement of certain performance targets.  These performance targets include the achievement of certain net profit, non-related party revenue and new business development objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KANBAY INTERNATIONAL, INC.

Dated: March 21, 2005	By:	/s/ William F. Weissman
	Name:	William F. Weissman
	Title:	Vice President and Chief Financial Officer